Exhibit 8.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

            , 2024

Auna S.A.

46A, Avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

Ladies and Gentlemen:

We are acting as special United States counsel to Auna S.A., a limited liability company (société anonyme) organized under the laws of Luxembourg (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s Class A ordinary shares to be offered in the Company’s initial public offering (the “Class A ordinary shares”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. holders of an investment in the Company’s class A ordinary shares pursuant to the Offering is set forth in full under the caption “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Legal Matters” in the Prospectus and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,